                                                       -------------------------
                                                              OMB APPROVAL
                                                       -------------------------
                                                           OMB Number: 3235-0145
                                                       Expires: October 31, 2002
                                                       Estimated average burden
                                                       hours per response: 14.90
                                                       -------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*

                      Crescent Real Estate Equities Company
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    225756105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               SPO Partners & Co.
                              William E. Oberndorf
                         591 Redwood Highway, Suite 3215
                          Mill Valley, California 94941
                                 (415) 383-6600

                                 with a copy to:

                                 Phillip Gordon
                                Altheimer & Gray
                              10 South Wacker Drive
                             Chicago, Illinois 60606
                                 (312) 715-4000
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                December 11, 2001
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this Schedule because of Rule 13d-1(b)(3) or (4), check the following box. [_]
Check the following box if a fee is being paid with the statement. [_]

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 225756105                                         Page 2 of 32
------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      SPO Partners II, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      WC
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(e) or 2(f)                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
    NUMBER OF
                          3,342,700 (1)
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          3,342,700 (1)
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      3,342,700 (1)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      3.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      PN
------------------------------------------------------------------------------

(1) Power is exercised through its sole general partner, SPO Advisory Partners, L.P.

CUSIP NO. 225756105                                         Page 3 of 32
------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      SPO Advisory Partners, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      Not Applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(e) or 2(f)                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          3,342,700 (1)(2)
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          3,342,700 (1)(2)
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      3,342,700 (1)(2)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      3.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      PN
------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of SPO Partners II, L.P.
(2) Power is exercised through its corporate general partner, SPO Advisory Corp.

CUSIP NO. 225756105                                         Page 4 of 32
------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      San Francisco Partners II, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      WC
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(e) or 2(f)                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      California
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          823,200 (1)
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          823,200 (1)
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      823,200 (1)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0.8%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      PN
------------------------------------------------------------------------------

(1) Power is exercised through its sole general partner, SF Advisory Partners, L.P.

CUSIP NO. 225756105                                         Page 5 of 32
------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      SF Advisory Partners, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      Not Applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(e) or 2(f)                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          823,200 (1)(2)
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          823,200 (1)(2)
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      823,200 (1)(2)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0.8%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      PN
------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner, of San Francisco Partners II, L.P.
(2)  Power is exercised through its corporate general partner, SPO Advisory
     Corp.

CUSIP NO. 225756105                                         Page 6 of 32
------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      SPO Advisory Corp.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      Not Applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(e) or 2(f)                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             4,165,900 (1)(2)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          4,165,900 (1)(2)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      4,165,900 (1)(2)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      3.8%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      CO
------------------------------------------------------------------------------

(1) Solely in its capacity as the general partner of SPO Advisory Partners, L.P. with respect to 3,342,700 of such shares; and solely in its capacity as the general partner of SF Advisory Partners, L.P. with respect to 823,200 of such shares.
(2) Power is exercised through its three controlling persons, John H. Scully, William E. Oberndorf and William J. Patterson.

CUSIP NO. 225756105                                         Page 7 of 32
------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      Netcong Newton Partners
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4
      WC
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(e) or 2(f)                                         [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      California
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          350,000 (1)
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          350,000 (1)
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      350,000 (1)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0.3%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      PN
------------------------------------------------------------------------------

(1) Power is exercised through its sole general partner, John H. Scully.

CUSIP NO. 225756105                                               Page 8 of 32
------------------------------------------------------------------------------
      NAME OF REPORTING PERSON:
 1
      Cranberry Lake Partners, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
 2                                                                     (a) [_]
                                                                       (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      SOURCE OF FUNDS:
 4
      WC
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(e) or 2(f):                                               [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION:
 6
      California
------------------------------------------------------------------------------
     NUMBER OF            SOLE VOTING POWER:
                     7
      SHARES              175,000(1)
                   -----------------------------------------------------------
   BENEFICIALLY           SHARED VOTING POWER:
                     8
     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER:
                     9
    REPORTING             175,000(1)
                   -----------------------------------------------------------
      PERSON              SHARED DISPOSITIVE POWER:
                     10
       WITH               -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
11
      175,000(1)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:
12
                                                                           [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
13
      0.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON:
14
      PN
------------------------------------------------------------------------------

(1) Power is exercised through its sole general partner, John H. Scully and Irene S. Scully as Trustees for the John and Irene Schully Trust, dated May 30, 1994.

CUSIP NO. 225756105                                              Page 9 of 32
------------------------------------------------------------------------------
      NAME OF REPORTING PERSON:
 1
      D. L. & W., Inc. Profit Sharing Retirement Plan
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
 2                                                                     (a) [_]
                                                                       (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      SOURCE OF FUNDS:
 4
      WC
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(e) or 2(f):                                               [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION:
 6
      California
------------------------------------------------------------------------------
     NUMBER OF            SOLE VOTING POWER:
                     7
      SHARES              200,300(1)
                   -----------------------------------------------------------
   BENEFICIALLY           SHARED VOTING POWER:
                     8
     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER:
                     9
    REPORTING             200,300(1)
                   -----------------------------------------------------------
      PERSON              SHARED DISPOSITIVE POWER:
                     10
       WITH               -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
11
      200,300(1)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:
12
                                                                           [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
13
      0.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON:
14
      CO
------------------------------------------------------------------------------

(1)   Power is exercised through its sole trustee, John H. Scully.

CUSIP NO. 225756105                                             Page 10 of 32
------------------------------------------------------------------------------
      NAME OF REPORTING PERSON:
 1
      Phoebe Snow Foundation, Inc.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
 2                                                                     (a) [_]
                                                                       (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      SOURCE OF FUNDS:
 4
      WC
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(e) or 2(f):                                               [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION:
 6
      California
------------------------------------------------------------------------------
     NUMBER OF            SOLE VOTING POWER:
                     7
      SHARES              579,900(1)
                   -----------------------------------------------------------
   BENEFICIALLY           SHARED VOTING POWER:
                     8
     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER:
                     9
    REPORTING             579,900(1)
                   -----------------------------------------------------------
      PERSON              SHARED DISPOSITIVE POWER:
                     10
       WITH               -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
11
      579,900(1)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:
12
                                                                           [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
13
      0.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON:
14
      CO
------------------------------------------------------------------------------

(1) Power is exercised through its controlling person and sole director and executive officer, John H. Scully.

CUSIP NO. 225756105                                             Page 11 of 32
------------------------------------------------------------------------------
      NAME OF REPORTING PERSON:
 1
      John H. Scully
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
 2                                                                     (a) [_]
                                                                       (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      SOURCE OF FUNDS:
 4
      PF and Not Applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(e) or 2(f):                                               [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION:
 6
      USA
------------------------------------------------------------------------------
     NUMBER OF            SOLE VOTING POWER:
                     7
      SHARES              101,000(1)
                   -----------------------------------------------------------
   BENEFICIALLY           SHARED VOTING POWER:
                     8
     OWNED BY             5,471,100(2)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER:
                     9
    REPORTING             101,000(1)
                   -----------------------------------------------------------
      PERSON              SHARED DISPOSITIVE POWER:
                     10
       WITH               5,471,100(2)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
11
      5,572,100(1)(2)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:
12
                                                                           [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
13
      5.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON:
14
      IN
------------------------------------------------------------------------------

(1) 1,000 Shares held in John H. Scully Individual Retirement Account, a self-directed individual retirement account and 100,000 shares held in the John and Irene Scully Living Trust.

(2) Of these, 4,165,900 shares are beneficially owned solely in his capacity as one of three controlling persons of SPO Advisory Corp., 350,000 shares are beneficially owned solely in his capacity as sole general partner of Netcong Newton Partners, 175,000 shares are beneficially owned solely in his capacity as trustee for the general partner of Cranberry Lake Partners, L.P., 200,300 shares are beneficially owned solely in his capacity as controlling person of D. L.
& W., Inc. Profit Sharing Retirement Plan, 579,900 shares are beneficially owned solely in his capacity as controlling person of Phoebe Snow Foundation, Inc.

CUSIP NO. 225756105                                             Page 12 of 32
------------------------------------------------------------------------------
      NAME OF REPORTING PERSON:
 1
      Oberndorf Foundation
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS:
 4
      WC
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(e) or 2(f):                                            [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION:
 6
      California
------------------------------------------------------------------------------
     NUMBER OF            SOLE VOTING POWER:
                     7
      SHARES              60,000 (1)
                   -----------------------------------------------------------
   BENEFICIALLY           SHARED VOTING POWER:
                     8
     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER:
                     9
    REPORTING             60,000 (1)
                   -----------------------------------------------------------
      PERSON              SHARED DISPOSITIVE POWER:
                     10
       WITH               -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
11
      60,000 (1)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:
12
                                                                        [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
13
      Less than 0.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON:
14
      CO
------------------------------------------------------------------------------

(1) Power is exercised through its two directors: William E. Oderndorf and Susan C. Oberndorf.

CUSIP NO. 225756105                                             Page 13 of 32
------------------------------------------------------------------------------
      NAME OF REPORTING PERSON:
 1
      William E. Oberndorf
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS:
 4
      PF and Not Applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(e) or 2(f):                                            [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION:
 6
      USA
------------------------------------------------------------------------------
     NUMBER OF            SOLE VOTING POWER:
                     7
       SHARES             711,880 (1)
                   -----------------------------------------------------------
   BENEFICIALLY           SHARED VOTING POWER:
                     8
     OWNED BY             4,428,700 (2)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER:
                     9
    REPORTING             711,880 (1)
                   -----------------------------------------------------------
      PERSON              SHARED DISPOSITIVE POWER:
                     10
       WITH               4,428,700 (2)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
11
      5,140,580 (1)(2)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:
12
                                                                        [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
13
      4.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON:
14
      IN
------------------------------------------------------------------------------

(1) 692,880 Shares held in William E. Oberndorf's Individual Retirement Accounts, which are self-directed, and 19,000 shares are owned by his children who share his household.
(2) Of these, 4,165,900 shares are beneficially owned solely in his capacity as one of three controlling persons of SPO Advisory Corp., 60,000 shares are beneficially owned solely in his capacity as a controlling person of Oberndorf Foundation, a family foundation, 130,800 shares are beneficially owned solely in his capacity as sole general partner of Oberndorf Family Partners, a family partnership and an aggregate of 72,000 shares are held in two trusts for the benefit of himself and wife, Susan C. Oberndorf, for which he serves as trustee.

CUSIP NO. 225756105                                             Page 14 of 32
------------------------------------------------------------------------------
      NAME OF REPORTING PERSON:
 1
      William J. Patterson
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS:
 4
      PF and Not Applicable
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(e) or 2(f):                                            [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION:
 6
      USA
------------------------------------------------------------------------------
     NUMBER OF            SOLE VOTING POWER:
                     7
       SHARES             2,300
                   -----------------------------------------------------------
   BENEFICIALLY           SHARED VOTING POWER:
                     8
     OWNED BY             4,165,900 (1)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER:
                     9
    REPORTING             2,300
                   -----------------------------------------------------------
      PERSON              SHARED DISPOSITIVE POWER:
                     10
       WITH               4,165,900 (1)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
11
      4,168,200
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:
12
                                                                        [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
13
      3.8%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON:
14
      IN
------------------------------------------------------------------------------

(1) Of these, 4,165,900 shares are beneficially owned solely in his capacity as one of three controlling persons of SPO Advisory Corp.

CUSIP NO. 225756105                                             Page 15 of 32
------------------------------------------------------------------------------
      NAME OF REPORTING PERSON:
 1
      Michael B. Yuen
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS:
 4
      PF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(e) or 2(f):                                            [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION:
 6
      USA
------------------------------------------------------------------------------
     NUMBER OF            SOLE VOTING POWER:
                     7
       SHARES             2,540
                   -----------------------------------------------------------
   BENEFICIALLY           SHARED VOTING POWER:
                     8
     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER:
                     9
    REPORTING             2,540
                   -----------------------------------------------------------
      PERSON              SHARED DISPOSITIVE POWER:
                     10
       WITH               -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
11
      2,540
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:
12
                                                                        [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
13
      Less than 0.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON:
14
      IN
------------------------------------------------------------------------------

CUSIP NO. 225756105                                             Page 16 of 32
------------------------------------------------------------------------------
      NAME OF REPORTING PERSON:
 1
      Jane Y. Liou
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS:
 4
      PF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(e) or 2(f):                                            [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION:
 6
      USA
------------------------------------------------------------------------------
     NUMBER OF            SOLE VOTING POWER:
                     7
       SHARES             750
                   -----------------------------------------------------------
   BENEFICIALLY           SHARED VOTING POWER:
                     8
     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER:
                     9
    REPORTING             750
                   -----------------------------------------------------------
      PERSON              SHARED DISPOSITIVE POWER:
                     10
       WITH               -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
11
      750
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:
12
                                                                        [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
13
      Less than 0.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON:
14
      IN
------------------------------------------------------------------------------

CUSIP NO. 225756105                                             Page 17 of 32
------------------------------------------------------------------------------
      NAME OF REPORTING PERSON:
 1
      Edward H. McDermott
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS:
 4
      PF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(e) or 2(f):                                            [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION:
 6
      USA
------------------------------------------------------------------------------
     NUMBER OF            SOLE VOTING POWER:
                     7
       SHARES             400
                   -----------------------------------------------------------
   BENEFICIALLY           SHARED VOTING POWER:
                     8
     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER:
                     9
    REPORTING             400
                   -----------------------------------------------------------
      PERSON              SHARED DISPOSITIVE POWER:
                     10
       WITH               -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
11
      400
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:
12
                                                                        [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
13
      Less than 0.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON:
14
      IN
------------------------------------------------------------------------------

         This Amendment No. 2 amends the Schedule 13D (the "Original Schedule 13D") filed with the Securities Exchange Commission ("SEC") on November 17, 2000. Unless otherwise stated herein, the Original Schedule 13D, as previously amended, remains in full force and effect. Terms used herein and not defined herein shall have the meanings ascribed thereto in the Original Schedule 13D, as amended by Amendment No. 1 to Schedule 13D filed with the SEC on February 26, 2001.

Item 1.  Security and Issuer.
         -------------------

         This statement relates to the shares of common stock, par value $.01 per share (the "Shares") of Crescent Real Estate Equities Company, a Texas corporation (the "Issuer"). The principal executive offices of the Issuer are located at 777 Main Street, Suite 2100, Fort Worth, Texas 76102.

Item 2.  Identity and Background.
         -----------------------

         (a) Pursuant to Rules 13d-1(f)(1)-(2) of Regulation 13D-G of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Act"), the undersigned hereby file this Schedule 13D Statement on behalf of SPO Partners II, L.P., a Delaware limited partnership ("SPO"), SPO Advisory Partners, L.P., a Delaware limited partnership ("SPO Advisory Partners"), San Francisco Partners II, L.P., a California limited partnership ("SFP"), SF Advisory Partners, L.P., a Delaware limited partnership ("SF Advisory Partners"), SPO Advisory Corp., a Delaware corporation ("SPO Advisory Corp."), Netcong Newton Partners, a California limited partnership ("NNP"), Cranberry Lake Partners, L.P., a California limited partnership ("CLP"), D. L. & W., Inc. Profit Sharing Retirement Plan, a California corporation ("DLW"), Phoebe Snow Foundation, Inc., a California corporation ("PS Foundation"), John
H. Scully ("JHS"), Oberndorf Foundation, a California corporation ("O Foundation"), William E. Oberndorf ("WEO"), William J. Patterson ("WJP"), Michael B Yuen ("MBY"), Jane Y. Liou ("JYL"), and Edward H. McDermott ("EHM"). SPO, SPO Advisory Partners, SFP, SF Advisory Partners, SPO Advisory Corp., NNP, CLP, DLW, PS Foundation, JHS, O Foundation, WEO, WJP, MBY, JYL, and EHM are sometimes hereinafter referred to as the "Reporting Persons." The Reporting Persons are making this single, joint filing because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Act, although neither the fact of this filing nor anything contained herein shall be deemed to be an admission by the Reporting Persons that a group exists. For the purposes of this and future filings, SF Advisory Corp. II shall no longer be a Reporting Person.

         (b)-(c)

         SPO
         ---

         SPO, formerly known as Main Street Partners, L.P., is a Delaware limited partnership, the principal business of which is the purchase, sale, exchange, acquisition and holding of investment securities. The principal business address of SPO, which also serves as its principal office, is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. Pursuant to Instruction C to Schedule 13D of the Act, certain information with respect to SPO Advisory Partners, the sole general partner of SPO, is set forth below.

         SPO Advisory Partners
         ---------------------

         SPO Advisory Partners, formerly known as MS Advisory Partners, is a Delaware limited partnership, the principal business of which is serving as the sole general partner of SPO. The principal business address of SPO Advisory Partners, which also serves as its principal office, is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. Pursuant to Instruction C to Schedule 13D of the Act, certain information with respect to SPO Advisory Corp., the general partner of SPO Advisory Partners, is set forth below.

         SFP
         ---

         SFP is a California limited partnership, the principal business of which is the purchase, sale, exchange, acquisition and holding of investment securities. The principal business address of SFP, which also serves as its principal office, is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. Pursuant to

Instruction C to Schedule 13D of the Act, certain information with respect to SF Advisory Partners, the sole general partner of SFP, is set forth below.

         SF Advisory Partners
         --------------------

         SF Advisory Partners is a Delaware limited partnership, the principal business of which is serving as the sole general partner of SFP. The principal business address of SF Advisory Partners, which also serves as its principal office, is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. Pursuant to Instruction C to Schedule 13D of the Act, certain information with respect to SPO Advisory Corp., the general partner of SF Advisory Partners, is set forth below.

         SPO Advisory Corp.
         -----------------

         SPO Advisory Corp., formerly known as SF Advisory Corp., is a Delaware corporation, the principal business of which is serving as the general partner of each of SPO Advisory Partners and SF Advisory Partners. The principal address of SPO Advisory Corp., which also serves as its principal office, is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. Pursuant to Instruction C to
Schedule 13D of the Act, certain information with respect to JHS, WEO and WJP, the three controlling persons of SPO Advisory Corp., is set forth below.

         NNP
         ---

         NNP is a California limited partnership, the principal business of which is the purchase, sale, exchange, acquisition and holding of investment securities. The principal business address of NNP, which also serves as its principal office, is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. Pursuant to Instruction C to Schedule 13D of the Act, certain information with respect to JHS, the sole general partner of NNP, is set forth below.

         CLP
         ---

         CLP is a California limited partnership, the principal business of which is the purchase, sale, exchange, acquisition and holding of investment securities. The principal business address of CLP, which also serves as its principal office, is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. Pursuant to Instruction C to Schedule 13D of the Act, certain information with respect to JHS, trustee for the sole general partner of CLP, is set forth below.

         DLW
         ---

         DLW is a California corporation, the principal purpose of which is to be a profit-sharing plan. The principal business address of DLW, which also serves as its principal office, is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. Pursuant to Instruction C to Schedule 13D of the Act, certain information with respect to JHS, controlling person of DLW, is set forth below.

         PS Foundation
         -------------

         PS Foundation is a California corporation, whose principal purpose is to be a private, grant-making charitable entity. The principal business address of PS Foundation, which also serves as its principal office, is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. Pursuant to Instruction C to
Schedule 13D of the Act, certain information with respect to JHS, sole director and controlling person of PS Foundation, is set forth below.

         JHS
         ---

         JHS' business address is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. His present principal occupation is serving as a managing director of SPO Partners & Co., a Delaware corporation. The principal business of SPO Partners & Co. is operating as an investment firm. The principal address of

SPO Partners & Co., which also serves as its principal office, is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. JHS is one of three controlling persons of SPO Advisory Corp., the corporate general partner of each of SPO Advisory Partners and SF Advisory Partners. JHS is also the sole director and controlling person of PS Foundation, the controlling person of DLW, the sole general partner of NNP, and trustee for the sole general partner of CLP.

         O Foundation
         ------------

         O Foundation is a non-profit California corporation, the principal purpose of which is to give charitable distributions. The principal business address of O Foundation, which also serves as its principal office, is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. Pursuant to Instruction C to Schedule 13D of the Act, certain information with respect to WEO, controlling person of O Foundation, is set forth below.

         WEO
         ---

         WEO's business address is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. His present principal occupation is serving as a managing director of SPO Partners & Co. WEO is one of three controlling persons of SPO Advisory Corp., the corporate general partner of SPO Advisory Partners and SF Advisory Partners. WEO is also the controlling person of O Foundation.

         WJP
         ---

         WJP's business address is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. His present principal occupation is serving as a managing director of SPO Partners & Co. WJP is one of three controlling persons of SPO Advisory Corp., the corporate general partner of SPO Advisory Partners and SF Advisory Partners.

         MBY
         ---

         MBY's business address is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. His present principal occupation is as a partner for SPO Partners & Co.

         JYL
         ---

         JYL's business address is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. Her present principal occupation is as an associate for SPO Partners & Co.

         EHM
         ---

         EHM's business address is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. His present principal occupation is as a partner for SPO Partners & Co.

         (d) None of the entities or persons identified in this Item 2 has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

         (e) None of the entities or persons identified in this Item 2 has, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         (f) All of the natural persons identified in this Item 2 are citizens of the United States of America.

Item 3.  Source and Amount of Funds or Other Consideration.
         -------------------------------------------------

         The source and amount of the funds used or to be used by the Reporting Persons to purchase Shares are as follows:

         Name                               Source of Funds            Amount of Funds
         ----                               ---------------            ---------------

    SPO                                     Working Capital (1)             $ 70,949,613.73

    SPO Advisory Partners                   Not Applicable                  Not Applicable

    SFP                                     Working Capital (1)             $ 17,393,455.90

    SPO Advisory Partners                   Not Applicable                  Not Applicable

    SPO Advisory Corp.                      Not Applicable                  Not Applicable

    NNP                                     Working Capital (1)             $  7,264,770.00

    CLP                                     Working Capital (1)             $  3,517,445.00

    DLW                                     Working Capital (1)             $  4,125,755.86

    PS Foundation                           Working Capital (1)             $ 12,146,581.27

    JHS                                     Personal Funds (2)              $  2,184,697.70

    O Foundation                            Working Capital (1)             $  1,292,412.00

    WEO                                     Personal Funds (2)              $ 20,364,434.25

    WJP                                     Personal Funds (2)              $     49,509.56

    MBY                                     Personal Funds (2)              $     47,986.99

    JYL                                     Personal Funds (2)              $     16,170.00

    EHM                                     Personal Funds (2)              $      9,039.90

______________
         (1) As used herein, the term "Working Capital" includes income from the business operations of the entity plus sums borrowed from banks and brokerage firm margin accounts to operate such business in general. None of the funds reported herein as "Working Capital" were borrowed or otherwise obtained for the specific purpose of acquiring, handling, trading or voting the Shares.

         (2) As used herein, the term "Personal Funds" includes sums borrowed from banks and brokerage firm margin accounts, none of which were borrowed or otherwise obtained for the specific purpose of acquiring, handling, trading or voting the Shares.

Item 4.  Purpose of Transaction
         ----------------------

         The Reporting Persons acquired the Shares reported herein for investment purposes. Consistent with such purposes, the Reporting Persons have had, and may have in the future, discussions based on publicly available information with management of the Issuer concerning the Issuer's recent operating history as well as the Issuer's general business outlook and prospects.

         Depending on market conditions and other factors that each may deem material to its investment decision, each of the Reporting Persons may purchase additional Shares in the open market or in private transactions or may dispose of all or a portion of the Shares that such Reporting Person now owns or hereafter may acquire.

         Except as set forth in this Item 4, the Reporting Persons have no present plans or proposals that relate to or that would result in any of the actions specified in clauses (a) through (j) of Item 4 of Schedule 13D of the Act.

Item 5.  Interest in Securities of the Issuer.
         ------------------------------------

(a) Percentage interest calculations for each Reporting Person are based upon the Issuer having 108,897,553 total outstanding shares of common stock, as reported on the Issuer's 10-Q filed with the Securities Exchange Commission on November 9, 2001.

         SPO
         ---

         The aggregate number of Shares that SPO owns beneficially, pursuant to Rule 13d-3 of the Act, is 3,342,700 Shares, which constitutes approximately 3.1% of the outstanding Shares.

         SPO Advisory Partners
         ---------------------

         Because of its position as the sole general partner of SPO, SPO Advisory Partners may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 3,342,700 Shares, which constitutes approximately 3.1% of the outstanding Shares.

         SFP
         ---

         The aggregate number of Shares that SFP owns beneficially, pursuant to Rule 13d-3 of the Act, is 823,200 Shares, which constitutes approximately 0.8% of the outstanding Shares.

         SF Advisory Partners
         --------------------

         Because of its position as the sole general partner of SFP, SF Advisory Partners may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 823,200 Shares, which constitutes approximately 0.8% of the outstanding Shares.

         SPO Advisory Corp.
         ------------------

         Because of its positions as the general partner of each of SPO Advisory Partners, and SF Advisory Partners, SPO Advisory Corp. may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 4,165,900 Shares in the aggregate, which constitutes approximately 3.8% of the outstanding Shares.

         NNP
         ---

         The aggregate number of Shares that NNP owns beneficially, pursuant to Rule 13d-3 of the Act, is 350,000 Shares, which constitutes approximately 0.3% of the outstanding Shares.

         CLP
         ---

         The aggregate number of Shares that CLP owns beneficially, pursuant to Rule 13d-3 of the Act, is 175,000 Shares, which constitutes approximately 0.2% of the outstanding Shares.

         DLW
         ---

         The aggregate number of Shares that DLW owns beneficially, pursuant to Rule 13d-3 of the Act, is 200,300 Shares, which constitutes approximately 0.2% of the outstanding Shares.

         PS Foundation
         -------------

         The aggregate number of Shares that PS Foundation owns beneficially, pursuant to Rule 13d-3 of the Act, is 579,900 Shares, which constitutes approximately 0.5% of the outstanding Shares.

         JHS
         ---

         Individually, and because of his positions as a control person of SPO Advisory Corp., NNP, CLP, DLW, and PS Foundation, JHS may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 5,572,100 Shares, which constitutes approximately 5.1% of the outstanding Shares.

         O Foundation
         ------------

         The aggregate number of Shares that O Foundation owns beneficially, pursuant to Rule 13d-3 of the Act, is 60,000 Shares, which constitutes less than 0.1% of the outstanding Shares.

         WEO
         ---

         Individually, and because of his positions as a control person of SPO Advisory Corp., O Foundation and Oberndorf Family Partners, WEO may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 5,140,580 Shares in the aggregate, which constitutes approximately 4.7% of the outstanding Shares.

         WJP
         ---

         Individually, and because of his position as a control person of SPO Advisory Corp., WJP may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 4,168,200 Shares in the aggregate, which constitutes approximately 3.8% of the outstanding Shares.

         MBY
         ---

         The aggregate number of Shares that MBY owns beneficially, pursuant to Rule 13d-3 of the Act, is 2,540 Shares, which constitutes less than 0.1% of the outstanding Shares.

         JYL
         ---

         The aggregate number of shares that JYL owns beneficially, pursuant to Rule 13d-3 of the Act, is 750 Shares, which constitutes less than 0.1% of the outstanding Shares.

         EHM
         ---

         The aggregate number of shares that EHM owns beneficially, pursuant to Rule 13d-3 of the Act, is 400 Shares, which constitutes less than 0.1% of the outstanding Shares.

         To the best of the knowledge of each of the Reporting Persons, other than as set forth above, none of the persons named in Item 2 hereof is the beneficial owner of any Shares.

         (b)

         SPO
         ---

         Acting through its sole general partner, SPO has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 3,342,700 Shares.

         SPO Advisory Partners
         ---------------------

         Acting through its two general partners and in its capacity as the sole general partner of SPO, SPO Advisory Partners has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 3,342,700 Shares.

         SFP
         ---

         Acting through its sole general partner, SFP has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 823,200 Shares.

         SF Advisory Partners
         --------------------

          Acting through its general partner and in its capacity as the sole general partner of SFP, SF Advisory Partners has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 823,200 Shares.

         SPO Advisory Corp.
         -----------------

         Acting through its controlling persons and in its capacities as the general partner of each of SPO Advisory Partners and SF Advisory Partners, SPO Advisory Corp. has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 4,165,900 Shares in the aggregate.

         NNP
         ---

         Acting through its sole general partner, NNP has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 350,000 Shares.

         CLP
         ---

         Acting through its sole general partner, CLP has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 175,000 Shares.

         DLW
         ---

         Acting through its controlling person, DLW has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 200,300 Shares.

         PS Foundation
         -------------

         Acting through its controlling person, PS Foundation has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 579,900 Shares.

         JHS
         ---

         As one of three controlling persons of SPO Advisory Corp., which is the general partner of each of SPO Advisory Partners and SF Advisory Partners, JHS may be deemed to have shared power with WEO and WJP to vote or to direct the vote and to dispose or to direct the disposition of 4,165,900 Shares held by SPO and SFP in the aggregate. Because of his positions as a control person of NNP, CLP, DLW, and PS Foundation, JHS may be deemed to have shared power to vote or to direct the vote and to dispose or to direct the disposition of 1,305,200 shares held by NNP, CLP, DLW, and PS Foundation in the aggregate. JHS has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 101,000 Shares.

         O Foundation
         ------------

         Acting through its controlling person, O Foundation has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 60,000 Shares.

         WEO
         ---

         WEO has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 711,880 Shares. As one of three controlling persons of SPO Advisory Corp., which is the general partner of each of SPO Advisory Partners and SF Advisory Partners, WEO may be deemed to have shared power with JHS and WJP to vote or to direct the vote and to dispose or to direct the disposition of 4,165,900 Shares held by SPO and SFP in the aggregate. As the controlling person of O Foundation, WEO may be deemed to have shared power to vote or to direct the vote and to dispose or to direct the disposition of 60,000 Shares. As the sole general partner of Oberndorf Family Partners, a family partnership, WEO may be deemed to have shared power to vote or direct the vote and to dispose of or to direct the disposition of 130,800 Shares. WEO may be deemed to have shared power to vote or to direct the vote and to dispose or to direct the disposition of 72,000 Shares held in two trusts for himself and his wife Susan C. Oberndorf.

         WJP
         ---

         As one of three controlling persons of SPO Advisory Corp., which is the general partner of each of SPO Advisory Partners and SF Advisory Partners, WJP may be deemed to have shared power with JHS and WEO to vote or to direct the vote and to dispose or to direct the disposition of 4,165,900 Shares held by SPO and SFP in the aggregate. WJP has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 2,300 Shares.

         MBY
         ---

         MBY has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 2,540 Shares.

         JYL
         ---

         JYL has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 750 Shares.

         EHM
         ---

         EHM has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 400 Shares.

         (c) During the past sixty (60) days, none of the Reporting Persons purchased Shares in open market transactions on the New York Stock Exchange ("NYSE").

         Except as set forth in this paragraph (c), to the best of the knowledge of each of the Reporting Persons, none of the persons named in response to paragraph (a) has effected any transactions in Shares during the past sixty (60) days.

         (d) Each of the Reporting Persons affirms that no person other than such Reporting Person has the right to receive or the power to direct the receipt of distributions with respect to, or the proceeds from the sale of, the Shares owned by such Reporting Person.

         (e) It is inapplicable for the purposes herein to state the date on which the Reporting Persons ceased to be the owners of more than five percent (5%) of the outstanding Shares.

Item 6.  Contracts, Arrangements, Understandings or Relationships with Respect
         ---------------------------------------------------------------------
         to Securities of the Issuer.
         ---------------------------

         Except as set forth herein or in the Exhibits filed herewith, there are no other contracts, arrangements, understandings or relationships of the type required to be disclosed in response to Item 6 of Schedule 13D of the Act with respect to the Shares owned by the Reporting Persons.

Item 7.  Material to be Filed as Exhibits.
         --------------------------------

         Exhibit A - Agreement pursuant to Rule 13d-1(f)(1)(iii)

         Exhibit B - Power of Attorney for SPO Partners II, L.P.

         Exhibit C - Power of Attorney for SPO Advisory Partners, L.P.

         Exhibit D - Power of Attorney for SPO Advisory Corp.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         DATED:   December 12, 2001



                             /s/ Phillip Gordon
                             ------------------
                             Phillip Gordon

                             Attorney-in-Fact for:

                             SPO PARTNERS II, L.P. (1)
                             SPO ADVISORY PARTNERS, L.P. (1)
                             SAN FRANCISCO PARTNERS II, L.P. (2)
                             SF ADVISORY PARTNERS, L.P. (2)
                             SPO ADVISORY CORP. (1)
                             NETCONG NEWTON PARTNERS (2)
                             CRANBERRY LAKE PARTNERS, L.P (2)
                             D. L. & W., INC. PROFIT SHARING RETIREMENT PLAN (2) PHOEBE SNOW FOUNDATION, INC. (2)
                             JOHN H. SCULLY (2)
                             OBERNDORF FOUNDATION (2)
                             WILLIAM E. OBERNDORF (2)
                             WILLIAM J. PATTERSON (2)
                             MICHAEL B. YUEN (2)
                             JANE Y. LIOU (2)
                             EDWARD H. MCDERMOTT (2)

                             (1) A Power of Attorney authorizing Philip Gordon or act on behalf of this person or entity is attached as an exhibit to this filing.

                             (2) A Power of Attorney authorizing Phillip Gordon to act on behalf of this person or entity has been previously filed with the Securities and Exchange Commission.

                                  EXHIBIT INDEX

Exhibit       Document Description                                     Page No.
-------       --------------------                                     --------

      A       Agreement Pursuant to Rule 13d-1(f)(1)(iii)                   1



      B       Power of Attorney for SPO Partners II, L.P.                   2



      C       Power of Attorney for SPO Advisory Partners, L.P.             3



      D       Power of Attorney for SPO Advisory Corp.                      4

                                    Exhibit A

         Pursuant to Rule 13d-1(f)(1)(iii) of Regulation 13D-G of the General Rules and Regulations of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, the undersigned agrees that the statement to which this Exhibit is attached is filed on behalf of each of them in the capacities set forth below.

         DATED:   December 12, 2001

                            /s/ Phillip Gordon
                            ------------------
                            Phillip Gordon

                            Attorney-in-Fact for:

                            SPO PARTNERS II, L.P. (1)
                            SPO ADVISORY PARTNERS, L.P. (1)
                            SAN FRANCISCO PARTNERS II, L.P. (2)
                            SF ADVISORY PARTNERS, L.P. (2)
                            SPO ADVISORY CORP. (1)
                            NETCONG NEWTON PARTNERS (2)
                            CRANBERRY LAKE PARTNERS, L.P (2)
                            D. L. & W., INC. PROFIT SHARING RETIREMENT PLAN (2) PHOEBE SNOW FOUNDATION, INC. (2)
                            JOHN H. SCULLY (2)
                            OBERNDORF FOUNDATION (2)
                            WILLIAM E. OBERNDORF (2)
                            WILLIAM J. PATTERSON (2)
                            MICHAEL B. YUEN (2)
                            JANE Y. LIOU (2)
                            EDWARD H. MCDERMOTT (2)

                            (1)      A Power of Attorney authorizing
                                     Philip Gordon or act on behalf of
                                     this person or entity is attached as
                                     an exhibit to this filing.

                            (2)      A Power of Attorney authorizing
                                     Phillip Gordon to act on behalf of
                                     this person or entity has been
                                     previously filed with the Securities
                                     and Exchange Commission.

                                Exhibits: Page 1

                                    EXHIBIT B

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that the undersigned, William E. Oberndorf, as vice-president of SPO Advisory Corp., said corporation being the sole General Partner of SPO Advisory Partners, L.P., said limited partnership being the sole General Partner of SPO PARTNERS II, L.P., has made, constituted and appointed, and by these presents does make, constitute and appoint Phillip Gordon the true and lawful attorney-in-fact and agent for SPO PARTNERS II, L.P., and in its name, place and stead to execute, acknowledge, deliver and file any and all filings required by Section 13 and Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, including, but not limited to, Schedules 13D, Forms 3, Forms 4 and Forms 5, hereby ratifying and confirming all that said attorney-in-fact and agent may do or cause to be done by virtue hereof.

         The validity of this Power of Attorney shall not be affected in any manner by reason of the execution, at any time, of other powers of attorney by the undersigned in favor of persons other than the attorney-in-fact named herein.

         WITNESS THE EXECUTION HEREOF this 12th day of December, 2001 by William
E. Oberndorf.

                                  SPO PARTNERS II, L.P.

                                  By:      SPO ADVISORY PARTNERS, L.P.
                                  Its:     Sole General Partner

                                           By:      SPO ADVISORY CORP.
                                           Its:     Sole General Partner

                                                    By: /s/ William E. Oberndorf
                                                        ------------------------
                                                    Name:  William E. Oberndorf
                                                    Title: Vice-President

STATE OF California     )
COUNTY OF Marin         )

/s/ Kim M. S. Silva
------------------------
Notary Public

                                Exhibits: Page 2

                                    EXHIBIT C

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that the undersigned, William E. Oberndorf, as vice-president of SPO Advisory Corp., said corporation being the sole General Partner of SPO ADVISORY PARTNERS, L.P., has made, constituted and appointed, and by these presents does make, constitute and appoint Phillip Gordon the true and lawful attorney-in-fact and agent for SPO ADVISORY PARTNERS, L.P., and in its name, place and stead to execute, acknowledge, deliver and file any and all filings required by Section 13 and Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, including, but not limited to, Schedules 13D, Forms 3, Forms 4 and Forms 5, hereby ratifying and confirming all that said attorney-in-fact and agent may do or cause to be done by virtue hereof.

         The validity of this Power of Attorney shall not be affected in any manner by reason of the execution, at any time, of other powers of attorney by the undersigned in favor of persons other than the attorney-in-fact named herein.

         WITNESS THE EXECUTION HEREOF this 12th day of December, 2001 by William
E. Oberndorf.

                                          SPO ADVISORY PARTNERS, L.P.

                                          By:      SPO ADVISORY CORP.
                                          Its:     Sole General Partner

                                                   By:  /s/ William E. Oberndorf
                                                        ------------------------
                                                   Name:  William E. Oberndorf
                                                   Title: Vice-President

STATE OF California     )
COUNTY OF Marin         )

/s/ Kim M. S. Silva
-------------------------
Notary Public

                                Exhibits: Page 3

                                    EXHIBIT D

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that the undersigned, William E. Oberndorf, as vice-president of SPO ADVISORY CORP., has made, constituted and appointed, and by these presents does make, constitute and appoint Phillip Gordon the true and lawful attorney-in-fact and agent for SPO ADVISORY CORP., and in its name, place and stead to execute, acknowledge, deliver and file any and all filings required by Section 13 and Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, including, but not limited to, Schedules 13D, Forms 3, Forms 4 and Forms 5, hereby ratifying and confirming all that said attorney-in-fact and agent may do or cause to be done by virtue hereof.

         The validity of this Power of Attorney shall not be affected in any manner by reason of the execution, at any time, of other powers of attorney by the undersigned in favor of persons other than the attorney-in-fact named herein.

         WITNESS THE EXECUTION HEREOF this 12th day of December, 2001 by William
E. Oberndorf.

                                               SPO ADVISORY CORP.


                                               By:    /s/ William E. Oberndorf
                                                      ------------------------
                                               Name:  William E. Oberndorf
                                               Title: Vice-President

STATE OF California     )
COUNTY OF Marin         )

/s/ Kim M. S. Silva
-------------------------
Notary Public

                                Exhibits: Page 4